                                                                    EXHIBIT 22.1

                     SUBSIDIARIES OF ALLIANCE RESOURCES PLC


                                                       Place of Incorporation
                                                       ----------------------


Manx Petroleum PLC                                     England

     Celtic Basin Oil Exploration Ltd.                 England

Alliance Resources Group Inc.                          Delaware

     Source Petroleum Inc.                             Louisiana

     ARNO Inc.                                         Delaware

     ARCOL Inc.                                        Delaware

     Alliance Resources (USA) Inc.                     Delaware

Geological Forecast Technology Ltd.                    Israel


NOTE: All of the entities above are directly or indirectly 100% owned by Alliance Resources PLC, except Geological Forecast Technology Ltd. which is 50% owned by Alliance Resources PLC.